SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2017

SPYR, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	Commission File Number 33-20111	75-2636283 (I.R.S. Employer Identification Number)

(Address of Principal Executive Offices and Zip Code)

4643 South Ulster Street, Suite 1510

Regency Plaza

Denver Colorado 80237

(303) 991-8000

(Issuer's telephone number)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

(a)(1) SPYR, Inc. (the “Registrant”) entered into a material definitive agreement not made in the ordinary course of its business on September 5, 2017. The parties to the agreement are the Registrant and Berkshire Capital Management Co., Inc., a corporation formed and operating under the laws of the State of Delaware (“Berkshire”). A material relationship exists between the Registrant and Berkshire, as Berkshire’s President, Mr. Joseph Fiore, is also the Registrant’s director and treasurer.

(a)(2) Pursuant to a Revolving Credit Loan Agreement and a Revolving Credit Master Note between the Registrant and Berkshire, Berkshire agreed to establish a revolving credit facility in favor of the Registrant in the maximum amount of five hundred thousand dollars ($500,000.00), with interest on amounts due calculated at 6% per annum. The Registrant agreed to repay outstanding principal and interest by February 28, 2018. As security for funds lent to the Registrant, the Registrant agreed to a security agreement providing Berkshire with a first lien on the Registrant’s assets, and those of the Registrant’s wholly owned subsidiary, SPYR APPS, LLC.

Section 5 - Corporate Governance and Management

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 5, 2017, the Registrant filed a Certificate of Amendment to its Articles of Incorporation with the Nevada Secretary of State to increase its number of authorized shares of common stock from two hundred and fifty million (250,000,000) shares to seven hundred and fifty million (750,000,000) shares. The amendment was approved by the unanimous consent of the Registrant’s board of directors and by the vote of 54.08% of the shareholders eligible to vote in a special shareholder meeting, consistent with Section 2.7 of the Registrant’s By-Laws and Section 78:320(1) of the Nevada Revised Statutes.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Exhibit Title	Filed Herewith
10.1	Revolving Line of Credit Agreement & Revolving Credit Master Note	X
10.2	Subsidiary Guarantee Agreement	X

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPYR, INC. (Registrant)

Date September 6, 2017

By:/s/ James R. Thompson

Principal Executive Officer

President

2